EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 2 to the Registration Statement Form S-4 (No. 333-106077) and related Prospectus of Dan River Inc. for the registration of $157 million 12 3/4% senior notes due 2009 and to the incorporation by reference therein of our report dated February 3, 2003, with respect to the consolidated financial statements and schedule of Dan River Inc. included in its Annual Report (Form 10-K) for the year ended December 28, 2002, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Greensboro, North Carolina

August 28, 2003